Exhibit 10.2

HF FINANCIAL CORP.

2002 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and HF Financial Corp. (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the HF Financial Corp. 2002 Stock Option and Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) or the Chairman of the Company’s Board of Directors as its delegate to receive a grant of Restricted Stock under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.                                       Terms of Grant.  For following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Participant” is _______________.

(b)                                 The “Grant Date” is _______________.

(c)                                  The “Restricted Period” is the period beginning on the Grant Date and ending on the date set forth on Exhibit A (the “Vesting Date”), provided that the Participant continues in continuous employment with the Company to the end of the Restricted Period.

(d)                                 The number of shares of “Restricted Stock” granted under this Agreement shall be _______________ shares.  Shares of “Restricted Stock” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.

All shares of “Restricted Stock” granted under this Agreement shall be fully vested and nonforfeitable as of the Vesting Date, that is, upon the expiration of the Restricted Period.

Other terms used in this Agreement are defined pursuant to paragraph 6 or elsewhere in this Agreement.

2.                                       Grant.  As of the Grant Date specified in this Agreement, the Participant is granted the number of shares of Restricted Stock set forth in paragraph 1.

3.                                       Dividends and Voting Rights.  The Participant shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock.  The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant’s rights in the shares were unrestricted; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the Restricted Stock.

4.                                       Deposit of Shares of Restricted Stock.  Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant.  The grant of Restricted Stock is conditioned upon the Participant endorsing in blank a stock power for the Restricted Stock.

5.                                       Transfer and Forfeiture of Shares.  If the Participant’s Date of Termination (as defined below) does not occur during the Restricted Period, then, at the end of the Restricted Period, the Participant shall become vested in all rights in the shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement.  The Participant shall be vested in the shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(a)                                  If the Participant’s Date of Termination occurs by reason of the Participant’s death, total or partial Disability or normal or early retirement and prior to the expiration of the Restricted Period, such portion of such shares of Restricted Stock awarded to such Participant which at the time of such Date of Termination is subject to the restrictions imposed by paragraph 1(c) as shall be equal to the portion of the Restricted Period with respect to such shares which shall have elapsed at the time of such termination of Continuous Service shall be free of restrictions and shall not be forfeited.

(b)                                 If (i) a Change in Control, as defined in Section 14 of the Plan, occurs prior to the end of the Restricted Period, (ii) the Participant’s Date of Termination does not occur before the Change in Control date and (iii) the Continuous Service of Participant for the Company or for any Affiliate is involuntarily terminated for whatever reason, at any time within eighteen months after a Change in Control the Restricted Period shall lapse upon such termination and all unvested shares of Restricted Stock shall immediately be fully vested, nonforfeitable and free of all restrictions on transferability except as specified in the Plan or the Company’s bylaws.

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period.

(c)                                  Each certificate in respect of share of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2002 Stock Option and Incentive Plan of HF Financial Corp. and an Agreement entered into between the registered owner and HF Financial Corp.  Copies of such Plan and Agreement are on file in the offices of the Secretary of HF Financial Corp., 225 South Main Avenue, Sioux Falls, South Dakota, 57102.”

6.                                       Definitions.  For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a)                                  Date of Termination.  The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the

Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b)                                 Disability.  Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(c)                                  Plan Definitions.  Except where the context clearly implied or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement and the definitions in the Plan are incorporated in this Agreement by reference and apply as if they were defined in this Agreement.

7.                                       Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

8.                                       Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

9.                                       Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

10.                                 Amendment.  This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

PARTICIPANT

HF FINANCIAL CORP.

By:
Curtis L. Hage
Its:	Chairman, President & CEO

EXHIBIT A

HF FINANCIAL CORP.

2002 Stock Option Plan

Restricted Stock Agreement

The following schedule shall apply to the vesting of shares of restricted stock under this Agreement.  At the time shares of stock become vested and the restricted period expires, the provisions of the Agreement and of the Plan as to transferability apply without limitation.

Cumulative Percentage
	of	Actual Number
Date	Covered Shares Which	of Shares
Become Vested
33.33%
33.33%
33.33%